EXHIBIT 99.1

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	October 26, 2004
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs third-quarter revenue grows 16%

Naperville, Ill. — Tellabs today reported third-quarter 2004 revenue of $284 million, up 16% from $245 million in the third quarter of 2003. On a GAAP basis, Tellabs earned 11 cents per share or $46 million in the third quarter of 2004, compared with a loss of $65 million or 16 cents per share in the third quarter of 2003. Tellabs’ third-quarter earnings of 11 cents per share included a tax benefit of 2 cents from an IRS settlement.

“Wireless customers drove double-digit revenue growth in Tellabs’ third quarter,” said Krish A. Prabhu, Tellabs president and chief executive officer. “In the fourth quarter, we look forward to closing the AFC merger, which will strengthen Tellabs’ position as a strategic supplier of reliable broadband solutions.”

Transport—Revenue from transport systems totaled $138 million, up 31% from $105 million in the third quarter of 2003, primarily driven by wireless demand.

Managed Access—Revenue from managed access systems was $73 million, down 10% from $81 million in the third quarter of 2003, primarily due to short-term issues in the relocation of international outsourced manufacturing to a lower-cost location.

Broadband Data—Revenue of broadband data products was $8 million, double $4 million in the third quarter of 2003.

Voice Quality Enhancement—Revenue from voice-quality enhancement and other systems amounted to $20 million, up 29% from $16 million in the third quarter of 2003.

Services and Solutions—Services and solutions revenue was $45 million, up 15% from $39 million in the third quarter of 2003.

On a GAAP basis, operating expenses were $120 million in the quarter. Tellabs generated $101 million in cash and investments in the quarter, bringing the company’s total cash to $1.3 billion.

Tellabs’ proposed acquisition of AFC (NASDAQ: AFCI) is progressing. On Sept. 7, 2004, Tellabs and AFC announced revised terms for their merger. Tellabs has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which is available on the SEC’s web site. Once the Registration Statement is effective, the definitive version of the proxy statement/prospectus contained in the Form S-4 will be sent to AFC’s stockholders in connection with the stockholder meeting that has been scheduled for Nov. 30, 2004, to approve the transaction. It is anticipated that the closing will occur soon after this meeting, assuming that AFC’s stockholders approve the merger and that other closing conditions have been satisfied.

Simultaneous Webcast and Teleconference Replay— Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its third-quarter 2004 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9 a.m. Central time today, until 9 a.m. Central time on Thursday, Oct. 28, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21209986.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support our solutions for telecom service providers in more than 100 countries. More than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Our product portfolio provides solutions in next-generation optical networking, managed access, carrier-class data, voice quality enhancement and cable telephony. For details, see www.tellabs.com.

_________________

Forward-Looking Statements— Additional Information and Where to Find It

This communication is not a solicitation of a proxy from any security holder of Advanced Fibre Communications, Inc. Tellabs, Inc. has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 which contains a preliminary proxy statement/prospectus. Advanced Fibre Communications, Inc. expects to mail the definitive version of the proxy statement/prospectus to its stockholders concerning the proposed merger of Advanced Fibre Communications, Inc. with a subsidiary of Tellabs, Inc. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Tellabs, Inc., will be available free of charge from Tellabs Investor Relations, 1415 West Diehl Road, Naperville, IL 60563, 630-798-8800. Documents filed with the SEC by Advanced Fibre Communications, Inc., will be available free of charge from Advanced Fibre Communications Investor Relations, 1465 North McDowell Blvd., Petaluma, CA, USA 94954, 707-792-3500.

Interest of Certain Persons in the Merger.

Tellabs, Inc., and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Advanced Fibre Communications, Inc., in connection with the merger. Information about the directors and executive officers of Tellabs, Inc., and their ownership of Tellabs, Inc., stock is set forth in the proxy statement for Tellabs, Inc.‘s 2004 annual meeting of stockholders. Investors may obtain additional information regarding the interests of the participants by reading the proxy statement/prospectus when it becomes available.

NOTICE TO INVESTORS, PROSPECTIVE INVESTORS AND THE INVESTMENT COMMUNITY--CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed merger of Tellabs, Inc., and Advanced Fibre Communications, Inc., which are not historical facts, including expectations of financial results for the combined companies (e.g., projections regarding revenue, earnings, cash flow and cost savings), are “forward-looking statements.” Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause either company’s actual performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. Either company’s actual future results could differ materially from those predicted in such forward-looking statements. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Important factors upon which the forward-looking statements presented in this release are premised include: (a) receipt of regulatory and stockholder approvals without unexpected delays or conditions; (b) timely implementations and execution of merger integration plans; (c) retention of customers and critical employees; (d) economic changes impacting the telecommunications industry; (e) successfully leveraging Tellabs/Advanced Fibre Communications’ comprehensive product offering to the combined customer base; (f) the financial condition of telecommunications service providers and equipment vendors, including any impact of bankruptcies; (g) the impact of customer and vendor consolidation; (h) successfully introducing new technologies and products ahead of competitors; (i) successful management of any impact from slowing economic conditions or customer demand; and (j) protection and access to intellectual property, patents and technology. In addition, the ability of Tellabs/Advanced Fibre Communications to achieve the expected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of Tellabs/Advanced Fibre Communications, and other risks and uncertainties described from time to time in Tellabs/Advanced Fibre Communications’ public filings with the Securities and Exchange Commission. Tellabs and Advanced Fibre Communications disclaim any intention or obligation to update or revise any forward-looking statements.

Tellabs®, ®and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per-share data)	10/1/04	9/26/03	10/1/04	9/26/03

Revenue
Product	$ 239.7	$ 205.9	$ 735.3	$ 587.7
Services	44.6	38.6	117.1	113.4

	284.3	244.5	852.4	701.1
Cost of Revenue
Product	101.9	121.8	291.9	381.4
Services	29.3	29.5	82.1	88.5

	131.2	151.3	374.0	469.9

Gross Profit	153.1	93.2	478.4	231.2

Gross profit as a percentage of revenue	53.9%	38.1%	56.1%	33.0%

Gross profit as a percentage of revenue - product	57.5%	40.8%	60.3%	35.1%
Gross profit as a percentage of revenue - services	34.3%	23.6%	29.9%	22.0%

Operating expenses
Selling, general and administrative	57.0	58.9	171.9	182.3
Research and development	59.5	68.4	182.5	219.9
Restructuring & other charges	(0.2)	28.5	14.0	54.6
Intangible asset amortization	3.9	3.8	11.7	8.7

	120.2	159.6	380.1	465.5

Operating Earnings/(Loss)	32.9	(66.4)	98.3	(234.3)

Other Income/(Expense)
Interest income, net	7.4	8.2	19.6	25.9
Other	1.9	(6.2)	(0.1)	(9.7)

	9.3	2.0	19.5	16.2

Earnings/(Loss) Before Income Tax	42.2	(64.4)	117.8	(218.1)
Income tax (expense)/benefit	3.7	(0.4)	(8.9)	(0.3)

Net Earnings/(Loss)	$ 45.9	($64.8)	$108.9	($218.4)

Net Earnings/(Loss) Per Share
Basic	$ 0.11	($0.16)	$0.26	($0.53)

Diluted	$ 0.11	($0.16)	$0.26	($0.53)

Average number of common shares outstanding - Basic	416.7	413.3	416.0	412.7

Average number of common shares outstanding - Diluted	420.7	413.3	420.0	412.7

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	10/1/04	1/2/04
(In millions, except share amounts)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$ 506.3	$ 245.9
Investments in marketable securities	836.7	877.1

	1,343.0	1,123.0
Accounts receivable, net	173.1	196.7
Inventories
Raw materials	22.8	12.5
Work in process	5.8	4.1
Finished goods	35.7	25.2

	64.3	41.8
Income taxes	13.9	22.7
Miscellaneous receivables and other current assets	40.1	114.6

Total Current Assets	1,634.4	1,498.8

Property, Plant and Equipment	555.9	643.6
Less: accumulated depreciation	(277.9)	(327.8)

	278.0	315.8
Goodwill	552.0	552.3
Intangible assets, net	95.2	107.8
Other assets	121.0	132.8

Total Assets	$ 2,680.6	$ 2,607.5

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$ 50.6	$ 47.8
Accrued liabilities	116.3	95.2
Accrued restructuring and other liabilities	14.7	64.8

Total Current Liabilities	181.6	207.8

Long-term restructuring and other liabilities	35.9	44.8
Income taxes	94.8	100.1
Other long-term liabilities	36.7	35.5

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $.01 par
value; no shares issued and outstanding	-	-
Common stock: authorized 1,000,000,000 shares of $.01 par
value; 420,435,499 and 417,859,719 shares issued, including
treasury stock	4.2	4.2
Additional paid-in capital	567.3	556.8
Deferred compensation expense	(6.2)	(9.5)
Treasury stock, at cost: 3,250,000 shares	(129.6)	(129.6)
Accumulated other comprehensive income
Cumulative translation adjustment	86.6	94.1
Unrealized net (losses)/gains on available-for-sale securities	(1.6)	1.4

Total accumulated other comprehensive income	85.0	95.5
Retained earnings	1,810.9	1,701.9

Total Stockholders' Equity	2,331.6	2,219.3

Total Liabilities and Stockholders' Equity	$ 2,680.6	$ 2,607.5

TELLABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Nine Months Ended
(In millions)	10/1/04	9/26/03

Operating Activities
Net Earnings/(Loss)	$ 108.9	$ (218.4)
Adjustments to reconcile net earnings/(loss) to net cash
provided by operating activities:
Restructuring and other charges	11.0	128.3
Depreciation and amortization	58.8	85.0
Gain/(loss) on investments and other	0.2	(4.9)
Net change in assets and liabilities, net of effects from
acquisitions:
Accounts receivable	23.0	46.8
Inventories	(22.7)	51.7
Income tax receivable	22.4	-
Miscellaneous receivables and other current assets	73.4	(43.6)
Long-term assets	(4.3)	2.5
Accounts payable	3.1	(22.4)
Accrued liabilities	(3.1)	(53.0)
Accrued restructuring and other charges	(44.7)	(20.8)
Income taxes payable	(7.7)	158.7
Long-term liabilities	(4.0)	11.7

Net Cash Provided by Operating Activities	214.3	121.6

Investing Activities
Capital expenditures	(27.7)	(10.5)
Disposals of property, plant and equipment	30.0	4.5
Proceeds from sales and maturities of investments	934.5	1,036.3
Payments for purchases of investments	(897.5)	(1,274.3)
Payments for acquisitions, net of cash acquired	-	(123.4)

Net Cash Provided by/(Used for) Investing Activities	39.3	(367.4)

Financing Activities
Proceeds from issuance of common stock	8.1	3.7

Net Cash Provided by Financing Activities	8.1	3.7
Effect of Exchange Rate Changes on Cash	(1.3)	30.4

Net Increase/(Decrease) in Cash and Cash Equivalents	260.4	(211.7)
Cash and Cash Equivalents at Beginning of Year	245.9	453.5

Cash and Cash Equivalents at End of Period	$ 506.3	$ 241.8

RESULTS OF OPERATIONS
(In millions of dollars, except for per share amounts)

In May 2004, we entered into a definitive merger agreement under which we will acquire Advanced Fibre Communications, Inc. (“AFC”), a leader in access products. AFC’s products allow carriers to provide voice, video and high-speed internet access over a single network infrastructure. The merger agreement was revised on September 7, 2004 after our board of directors requested our management to conduct a further review and analysis of AFC’s business and financial outlook following AFC’s release of its second-quarter results. Under the terms of the revised merger agreement, which was approved by both companies’ boards of directors, AFC stockholders will receive 0.504 shares of our common stock and $12.00 in cash for each AFC share for a total value of $1,500.0 based on our closing stock price as of September 7, 2004. An estimated 44.5 million of our common shares will be issued for the acquisition, with the cash portion financed with U.S. based cash and cash equivalents at the close of the merger, including cash currently held by AFC. Upon completion of the transaction, our stockholders will own approximately 90% of Tellabs and AFC stockholders will own approximately 10% of Tellabs. This transaction is currently expected to close by the end of 2004, subject to satisfaction of various closing conditions including approval by the stockholders of AFC. Further information on this transaction is included in our amended Form S-4 filed with the Securities and Exchange Commission.

Fiscal 2004 has been a period of stronger demand and lower restructuring charges, which together with the benefits from our outsourcing efforts, resulted in higher year-over-year revenue and three consecutive quarters of net earnings.

Revenue

The following is a comparison of product-group revenue by quarter and year-to-date periods ended October 1, 2004 and September 26, 2003:

	Periods Ended		Periods Ended
	October 1, 2004		September 26, 2003

	Quarter	Year-to-Date	Quarter	Year-to-Date

Transport	$138.1	$433.3	$105.4	$302.6

Managed Access	73.0	218.8	81.4	239.6

Broadband Data	8.5	14.1	3.6	3.6

Voice Quality Enhancement	20.1	69.1	15.5	41.9

Services and Solutions	44.6	117.1	38.6	113.4

Total	$284.3	$852.4	$244.5	$701.1

Product

Revenue from Transport products increased $32.7 in the third quarter and $130.7 in the first nine months of 2004 compared with the same periods in 2003. The increase in revenue from these products was driven by wireless carriers in North America as they build out their infrastructure in response to increased demand from end users.

Revenue from Managed Access products decreased $8.4 in the third quarter and $20.8 in the first nine months of 2004 compared with the same periods in 2003. The difference is primarily attributable to transition issues we encountered as our outsourced International manufacturing operation was relocated from Finland to Estonia during the third quarter. Overall, we estimate that these transition issues inhibited our ability to ship approximately $10.0 to $12.0 of managed access products during the quarter. The manufacturing issues are being addressed, and we expect to ship most if not all of these products during the fourth quarter.

Revenue from Broadband Data products, currently Tellabs ® 8800 systems, a product that we acquired in our purchase of Vivace Networks, Inc. in June of 2003, was $8.5 in the third quarter and $14.1 in the first nine months of 2004.

Revenue from Voice Quality Enhancement products increased $4.6 in the third quarter and $27.2 in the first nine months of 2004 compared with the same periods in 2003. The increase in revenue from these products was due to increased sales of our echo canceller systems, which benefited from the increased demand from North American wireless carriers.

Services

Revenue from Services and Solutions increased $6.0 in the third quarter and $3.7 in the first nine months of 2004 compared with the same periods in 2003. Revenue is up for the quarter due to an increase in network construction services associated with increased Transport product revenue.

Gross Profit

Our overall margins increased 16 percentage points (“ppts.”) in the third quarter and 23 ppts. in the first nine months of 2004 compared with the same periods in 2003. The improvement was driven primarily by the absence in 2004 of charges related to the closure of our North American manufacturing facility and operations, and significantly reduced charges for excess and obsolete inventories and excess purchase commitments, as well as by the benefits from outsourcing our manufacturing operations.

Product

Product margins increased 17 ppts. in the third quarter and 25 ppts. in the first nine months of 2004 compared with the same periods in 2003. The increase was primarily due to a decrease in inventory related charges, excess purchase commitments and depreciation on buildings and equipment (9 ppts. for the quarter and 13 ppts. for the nine month period); the benefits of outsourcing and cost controls within our supply chain (7 ppts. for the quarter and 6 ppts. for the nine month period); lower royalty and warranty costs (3 ppts. both for the quarter and nine month period); and product mix (2 ppts. unfavorable for the quarter and 3 ppts. favorable for the nine month period).

Services

Services margins increased 11 ppts. in the third quarter and 8 ppts. in the first nine months of 2004 compared with the same periods in 2003. The increase was primarily due to the benefits of headcount reductions from prior restructuring activities.

Operating Expenses

Total operating expenses decreased $39.4 in the third quarter and $85.4 in the first nine months of 2004 compared with the same periods in 2003. The primary cause of the decrease in operating expenses is due to a decline in restructuring and other charges of $28.7 for the third quarter and $40.6 for the first nine months of 2004 compared with the same period of 2003.

Research and development expenses decreased $8.9 in the third quarter and $37.4 in the first nine months of 2004 compared with the same periods of 2003, primarily due to headcount reductions (from 2003 restructuring activities), and lower spending for materials and prototypes.

Selling, general and administrative expenses decreased $1.9 in the third quarter and $10.4 in the first nine months compared with the same periods of 2003, primarily due to cost control across the organization.

Other Income/Expense

Other income/expense increased $7.3 in the third quarter and $3.3 in the first nine months of 2004 compared with the same periods in 2003. The increase in the quarter was primarily due to a gain on the sale of marketable securities. The increase for the first nine months was due to a gain on the sale of investments partially offset by lower interest income.

Effective Tax Rate

Our effective tax rate was (9)% for the third quarter and 8% for the first nine months of 2004 compared with a minimal provision in the comparable periods of 2003. The decrease in the tax rate for the third quarter reflects the benefit associated with the utilization of domestic net operating loss carry-forwards, offset by an increase in the tax provision from our international operations. It also reflects a benefit of $8.5 associated with the resolution of an audit by the Internal Revenue Service for our 1998 through 2000 tax years.

Financial Condition, Liquidity and Capital Resources

Our principal source of liquidity remained our cash and cash equivalents and investments in marketable securities, which increased by $220.0 since the end of fiscal 2003. The increase was primarily due to cash generated by operating activities of $214.3.

We believe that the current level of working capital, particularly cash and short-term investments, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs, including the funds for the AFC acquisition. The cash to be used for the AFC acquisition will come from domestic sources, including AFC’s cash acquired from the merger. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds for operating and expanding our business. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per-share data)	10/1/04	9/26/03	Change	10/1/04	9/26/03	Change

Revenue
Product	$ 239.7	$ 205.9		$ 735.3	$ 587.7
Services	44.6	38.6		117.1	113.4

	284.3	244.5	16.3%	852.4	701.1	21.6%
Cost of Revenue
Product	101.4	102.4		294.9	307.7
Services	29.3	29.5		82.1	88.5

	130.7	131.9		377.0	396.2

Gross Profit	153.6	112.6	36.4%	475.4	304.9	55.9%

Gross profit as a percentage of revenue	54.0%	46.0%	8.0%	55.8%	43.5%	12.3%

Gross profit as a percentage of revenue - product	57.7%	50.3%	7.4%	59.9%	47.6%	12.3%
Gross profit as a percentage of revenue - services	34.3%	23.6%	10.7%	29.9%	22.0%	7.9%

Operating expenses
Selling, general and administrative	57.0	58.9		171.9	182.3
Research and development	59.5	68.4		182.5	219.9
Intangible asset amortization	3.9	3.8		11.7	8.7

	120.4	131.1		366.1	410.9

Operating Earnings/(Loss)	33.2	(18.5)		109.3	(106.0)

Other Income/(Expense)
Interest income, net	7.4	8.2		19.6	25.9
Other	1.9	(6.2)		(0.1)	(9.7)

	9.3	2.0		19.5	16.2

Earnings/(Loss) Before Income Tax	42.5	(16.5)		128.8	(89.8)
Income tax (expense)/benefit	3.6	(1.9)		(9.9)	(2.8)

Net Earnings/(Loss)	$ 46.1	($18.4)		$118.9	($92.6)

Net Earnings/(Loss) Per Share
Basic	$ 0.11	($0.04)		$0.29	($0.22)

Diluted	$ 0.11	($0.04)		$0.28	($0.22)

Average number of common shares outstanding - Basic	416.7	413.3		416.0	412.7

Average number of common shares outstanding - Diluted	420.7	413.3		420.0	412.7

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

TELLABS, INC.
RECONCILIATION OF NON-GAAP ADJUSTMENTS
(Amounts in millions, except per-share data)
(Unaudited

	Three Months Ended 10/01/04 (a)			Nine Months Ended 10/01/04 (b)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	131.2	(0.5)	130.7	374.0	3.0	377.0

Gross Profit	153.1	0.5	153.6	478.4	(3.0)	475.4

Operating Expenses	120.2	0.2	120.4	380.1	(14.0)	366.1

Income Tax (Expense)/Benefit	3.7	(0.1)	3.6	(8.9)	(1.0)	(9.9)

Net Earnings/(Loss)	45.9	0.2	46.1	108.9	10.0	118.9

Earnings/(Loss) Per Share - Basic	$0.11	$0.00	$0.11	$0.26	$0.03	$0.29
Earnings/(Loss) Per Share - Diluted	$0.11	$0.00	$0.11	$0.26	$0.02	$0.28

	Three Months Ended 09/26/03 (c)			Nine Months Ended 09/26/03 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	151.3	(19.4)	131.9	469.9	(73.7)	396.2

Gross Profit	93.2	19.4	112.6	231.2	73.7	304.9

Operating Expenses	159.6	(28.5)	131.1	465.5	(54.6)	410.9

Income Taxes Benefit	0.4	1.5	1.9	0.3	2.5	2.8

Net Earnings/(Loss)	(64.8)	46.4	(18.4)	(218.4)	125.8	(92.6)

Earnings/(Loss) Per Share - Basic	($0.16)	$0.12	($0.04)	($0.53)	$0.31	($0.22)
Earnings/(Loss) Per Share - Diluted	($0.16)	$0.12	($0.04)	($0.53)	$0.31	($0.22)

(a)	The $0.5 million charge to Cost of Goods Sold reflects a $0.2 million increase in the loss on the sale of our North American manufacturing facilities (the sale closed in Q3 2004), and $0.3 million for wage transition charges for the outsourcing of our international manufacturing operations.

The $0.2 million reduction of Operating Expenses reflects a $0.2 million charge for costs associated with consolidation of excess leased facilities, a $0.2 million reduction from renegotiating a software license obligation, and a $0.2 million reduction for proceeds from the sale of assets in excess of our original estimate.

(b)	The $3.0 million reduction of Cost of Goods Sold reflects a $4.7 million increase in the loss on the sale of our North American manufacturing facilities (the sale closed in Q3 2004), a $4.3 million charge for costs associated with the outsourcing of our international manufacturing operations ($2.3 million for the revaluation of inventory and $2.0 million for wage transition and other charges), and a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement with a vendor.

The $14.0 million charge within Operating Expenses represents a $3.8 million charge for severance and related payments, a $13.2 million charge for assets disposed of or sold, a $1.9 million charge for consolidation of excess leased facilities in North America, and a $2.4 million charge for other obligations, a $5.2 million reduction for proceeds from the sale of property, plant and equipment in excess of our original estimate, a $1.9 million reduction of reserves for consolidation of excess leased facilities outside of North America, and a $0.2 million reduction from renegotiating a software license obligation.

(c)	The $19.4 million charge within Cost of Goods Sold reflects accruals of $3.7 million in inventory charges and $15.7 million in accelerated depreciation expense associated with the outsourcing of our North American manufacturing operations.

The $28.5 million charge within Operating Expenses represents $16.5 million in accelerated depreciation charges associated with the closure of our Bolingbrook facility, as well as accruals of $6.9 million for severance payments, $4.7 million for the write-down of assets disposed of or held for sale, and $0.4 million for consolidation of excess leased facilities.

(d)	The $73.7 million charge within Cost of Goods Sold reflects accruals of $33.4 million for excess and obsolete inventories and $20.9 million for excess purchase commitments, as well as $3.7 million in inventory charges and $15.7 million in accelerated depreciation expense associated with the outsourcing of North America manufacturing operations.

The $54.6 million charge within Operating Expenses represents $16.5 million in accelerated depreciation charges associated with the closure of our Bolingbrook facility, as well as accruals of $22.7 million for severance payments, $14.4 million for the write-down of assets disposed of or held for sale, and $1.0 million for consolidation of excess leased facilities.